Exhibit 10.19

Second Amendment to Employment Agreement

WHEREAS, MYMD Pharmaceuticals. Inc (the “Company”) and Paul M. Rivard, Esq. (“Employee”) (collectively “the Parties”) entered into an Employment Agreement dated September 21, 2020 and first amended on November 24, 2020 (“Agreement”); and

WHEREAS, for good and valuable consideration the Parties hereby amend the Agreement as follows:

Section 3 is replaced with the following Section 3 and new Section 3.1 is added as appears below.

3.	Compensation. During the Term of Employment, the Company will pay Employee the Base Salary set forth in Exhibit “A” (the “Base Salary”). The Employee’s Base Salary shall be paid monthly during the Term of Employment after the deduction of appropriate federal and state withholding taxes. Additionally, at the effective date of this Agreement, the Employee shall be granted Two Hundred Thousand (200,000) stock options (the “Stock Options”), each with a five-year term, an exercise price of $1.00, and vesting and becoming exercisable as provided in Exhibit “B” hereto. The Stock Options shall be subject to and governed by the terms and conditions set forth in the Company’s written stock option plan and formal Stock Option Grant Agreement.

3.1.	Benefits. The Company will provide and cover the cost of health insurance and disability policies for Employee during the Term of Employment.

MYMD Pharmaceuticals, Inc.

/s/ James A. McNulty
By: James A. McNulty, CEO

Date: 12/18/20

Paul M. Rivard, Esq.

/s/ Paul M. Rivard, Esq.

Date: 12/18/20

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